Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
Effective November 12, 2008, Digital Angel Corporation, (“the Company”) sold all 5,355,556 shares of VeriChip Corporation (“VeriChip”) it owned for $750,000 in cash. The stock sold was approximately 45.6% of VeriChip’s issued and outstanding shares of common stock. The proceeds from the sale, less expenses, were used for debt repayment. In addition, the Company and Destron Fearing Corporation, the Company’s wholly-owned subsidiary, entered into an Asset Purchase Agreement with VeriChip, whereby VeriChip acquired certain assets used or useful in the operation of the business of human-implantable passive radio-frequency and visual identification products (“Human RFID Business”) in exchange for $500,000 in cash. The proceeds from the sale, less expenses, were used for debt repayment. In connection with these transactions, the Company entered into a sublease with IFTH Acquisition Corp. (“IFTH”, formerly known as InfoTech USA, Inc. and a former affiliate of the Company) whereby IFTH subleased from the Company the property located in Delray Beach, FL, the previous location of the Company’s headquarters, and acquired lease prepayments made by the Company for $157,250 in cash. On November 14, 2008, the Company also entered into a purchase order whereby VeriChip has acquired certain inventory related to the Human RFID Business for approximately $161,500 in cash. The proceeds from these two transactions will be used for working capital.
The following unaudited pro forma condensed consolidated financial statement illustrates the effect of the VeriChip sale to the extent that the transaction has not yet been fully reflected in the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations gives effect to the sale as if it occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2008.
The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction described above occurred on the date indicated or that may be expected to occur in the future as a result of such transaction.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2008
(in thousands, except per share amounts)

	Digital Angel	Pro Forma		Digital Angel
	Corporation	Adjustment		Corporation Pro
	Historical	VeriChip		Forma
ASSETS

Current assets	$31,323	$750	(a)	$
		500	(b)
		157	(c)
		162	(d)
		(1,150	)(e)	31,742
Current assets of discontinued operations	4	—		4
Other assets	48,641	(750	)(a)	47,891
Other assets of discontinued operations	41	—		41

Total assets	$80,009	$(331)		$79,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$32,245	$157	(c)	$32,402
Current liabilities of discontinued operations	10	—		10
Long-term liabilities	10,188	(1,150	)(e)	9,038
Long-term liabilities of discontinued operations	—	—		—

Total liabilities	42,443	(993)		41,450

Minority interest	261	—		261

Total stockholders’ equity	37,305	500	(b)
		162	(d)	37,967

Total liabilities and stockholders’ equity	$80,009	$(331)		$79,678

Unaudited Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2008
(in thousands, except per share amounts)

	Digital Angel	Pro Forma		Digital Angel
	Corporation	Adjustment		Corporation
	Historical	VeriChip		Pro Forma
Revenue	$61,985	$162	(d)	$62,147
Cost of sales	39,987	—		39,987

Gross profit	21,998	162		22,160

Selling, general and administrative expenses	26,325	—		26,325
Research and development expenses	2,256	—		2,256
Restructuring charges	2,334	—		2,334
Goodwill impairment charges	30,509	—		30,509

Operating loss	(39,426)	162		(39,264)

Gain on sale of assets	—	500	(b)	500
Interest and other income, net	1,415	—		1,415
Interest expense	(7,388)	104	(f)	(7,284)
Equity in loss of affiliate	(3,163)	3,163	(a)	—

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	(48,562)	3,929		(44,633)

Benefit for income taxes	438	—		438

Loss from continuing operations before minority interest and gains (losses) attributable to capital transactions of subsidiaries	(48,124)	3,929		(44,195)

Minority interest	(121)	—		(121)

Loss from continuing operations	$(48,245)	3,929		$(44,316)

Loss per common share — basic and diluted:
Loss from continuing operations	$(3.25)	$0.26		$(2.99)

Weighted average number of common shares outstanding — basic and diluted	14,834	14,834		14,834

Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2007
(in thousands, except per share amounts)

		Pro Forma	Pro Forma
	Digital Angel	Elimination of	Reflect Sale		Digital Angel
	Corporation	VeriChip	of Stock and		Corporation
	Historical	Operations	Assets		Pro Forma
Revenue	$109,900	$(32,106)	$162	(d)	$77,956
Cost of sales	63,923	(14,960)	—		48,963

Gross profit	45,977	(17,146)	162		28,993

Selling, general and administrative expenses	67,852	(23,514)	—		44,338
Research and development expenses	9,379	(4,678)	—		4,701
Goodwill impairment charges	4,632	—	—		4,632

Operating loss	(35,886)	11,046	162		(24,678)

Gain on sale of assets	691	—	500	((b)	1,191
Interest and other income	223	221	—		444
Interest expense	(6,930)	1,698	138	(f)	(5,094)

Loss from continuing operations before taxes, minority interest and gains (losses) attributable to capital transactions of subsidiaries	(41,902)	12,965	800		(28,137)

Benefit for income taxes	896	(1,056)	—		(160)

Loss from continuing operations before minority interest and gains (losses) attributable to capital transactions of subsidiaries	(41,006)	11,909	800		(28,297)

Minority interest	12,245	(4,234)	—		8,011
Net gain on capital transactions of subsidiaries	3,158	(3,787)	—		(629)
Loss attributable to changes in minority interest as a result of capital transactions of subsidiaries	(9,437)	5,806	—		(3,631)

Loss from continuing operations	$(35,040)	$9,694	800		$(24,546)

Loss per common share — basic and diluted:
Loss from continuing operations	$(4.06)	$1.12	$0.09		$(2.85)

Weighted average number of common shares outstanding — basic and diluted	8,640	8,640	8,640		8,640
Pro Forma Adjustments:

a)	To reflect the sale of the VeriChip stock held by the Company in exchange for $750,000 in cash.

b)	To reflect the sale of certain assets used in the Human RFID Business in exchange for $500,000 in cash.

c)	To reflect the receipt of $157,250 in cash for deferred lease payments on the Delray Beach, FL office space.

d)	To reflect the sale of certain inventory used in the Human RFID Business, that had previously been written off, in exchange for $161,500 in cash.

e)	To reflect the debt repayment with funds received in the aforementioned sales.

f)	To reflect the reduction of interest expense from the assumed payment of debt at an annual interest rate of 12%.